UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 19, 2005 (January 18, 2005)

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3802 Corporex Park Drive

Tampa, Florida 33619

(Address of principal executive

offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number,

including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

Proposed Notes Offering

On January 19, 2005, Quality Distribution, LLC (the “QD LLC”), the wholly owned subsidiary of Quality Distribution, Inc. (the “Company” or “QDI”), announced its intention to offer, together with its wholly owned subsidiary QD Capital Corporation, up to $85 million aggregate principal amount of Senior Floating Rate Notes Due 2012 (the “Notes”) through a private offering, subject to market conditions.

The gross proceeds from the offering of the Notes, which are expected to be approximately $85 million, are intended to be used (i) to prepay approximately $70.0 million of term loan indebtedness outstanding under the Company’s existing credit agreement, (ii) to make a distribution to the Company, to be used to redeem all $7.5 million principal amount of the Company’s Series B Floating Interest Rate Subordinated Term Securities due 2006 (the “FIRSTS”), and (iii) for general corporate purposes. The proposed offering of the Notes is conditioned upon receipt of an amendment to the credit agreement, which amendment is described below.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The information contained in this Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any state.

These events are the subject of the press release issued by the Company on January 19, 2005, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” with the Securities Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

In connection with the offering of the Notes, QD LLC anticipates disclosing to prospective purchasers of the Notes the information set forth below:

Our Industry

The Company estimates, based on industry sources, that the for-hire North American bulk tank truck industry generated revenues of approximately $4.8 billion in 2003. The Company estimates that its primary chemical bulk transport market consists of a greater than $2.5 billion for-hire segment. The Company operates in the highly fragmented for-hire segment of the chemical bulk transport market where the Company has achieved a leading market share of approximately 20%. The Company’s competition in the for-hire segment includes more than 200 smaller, primarily regional carriers. In addition to the for-hire segment, the Company also competes for the private fleet segment of the market, which the Company estimates to be an approximately $2.3 billion market, by targeting private fleet operators who would benefit from outsourcing their transportation needs to the Company. Because the Company operates the largest dedicated bulk tank truck network in North America, the Company believes it is well-positioned to expand its business by converting private fleets.

Summary Financial Information

The following table sets forth summary historical financial information, and other historical financial data of QDI. QDI is or will be a guarantor of the Notes, QD LLC’s 9% Senior Subordinated Notes due 2010 (the “9% Notes”) and the credit facility and has no material assets or operations other than its ownership of 100% of our membership units. As a result, the consolidated financial position and results of operations of QDI are substantially the same as QD LLC’s. The historical statement of operations data for the fiscal years ended December 31, 2001, 2002 and 2003 and the historical balance sheet data as of December 31, 2002 and 2003 are derived from and should be read in conjunction with, the audited financial statements and related notes appearing in QDI’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Annual Report”). The historical balance sheet data, the historical statement of operations data and other data as of and for the years ended December 31, 2001 and 2002 have been restated to reflect the restatement discussed in Note 1 to the audited financial statements included in the Annual Report. The historical balance sheet data, the historical statement of operations data and other data as of and for the nine months ended September 30, 2003 have been restated in the Form 8-K filed by QDI on September 22, 2004. The historical statement of operations data and other data for the nine months ended September 30, 2003 and September 30, 2004 and the historical balance sheet data as of September 30, 2004 are derived from QDI’s unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The statements of operations data for the twelve months ended September 30, 2004 was calculated by summing the audited financial information for the year ended December 31, 2003 and the unaudited financial information for the nine months ended September 30, 2004, and deducting from the subtotal the unaudited financial information for the nine months ended September 30, 2003. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2004
	2001	2002	2003	2003	2004
	(Restated)(1)	(Restated)(1)
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$509,522	$516,760	$565,440	$426,043	$467,024	$606,421
Operating expenses:
Purchased transportation(2)	298,688	301,921	360,303	268,269	314,643	406,677
Depreciation and amortization(3)	33,410	31,823	28,509	22,744	17,635	23,400
Other operating expenses	152,431	160,618	157,834	110,503	121,644	168,975

Operating income(4)	24,993	22,398	18,794	24,527	13,102	7,369
Interest expense	40,389	33,970	29,984	22,022	16,125	24,087
Interest expense, transaction fees(5)	—	10,077	700	700	—	—
Interest expense, preferred stock conversion	—	—	59,395	—	—	59,395
Foreign currency transaction loss	—	—	937	937	—	—
Gain on debt extinguishment	—	—	(4,733)	—	—	(4,733)
Other (income) expenses	(143)	6	(288)	(200)	268	180

(Loss) income before taxes	(15,253)	(21,655)	(67,201)	1,068	(3,291)	(71,560)
Provision (benefit) for income taxes	1,135	1,443	(99)	360	858	399

(Loss) income from continuing operations, before discontinued operations and cumulative change in accounting principle	(16,388)	(23,098)	(67,102)	708	(4,149)	(71,959)
Loss from discontinued operations, net of tax	(359)	(2,913)	—	—	—	—
Cumulative effect of a change in accounting principle(6)	—	(23,985)	—	—	—	—

Net (loss) income	(16,747)	(49,996)	(67,102)	708	(4,149)	(71,959)
Preferred stock and minority stock dividends	(2,762)	(6,021)	(4,540)	(4,481)	—	(59)

Net income (loss) attributable to common stockholders	$(19,509)	$(56,017)	$(71,642)	$(3,773)	$(4,149)	$(72,018)

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2004
	2001	2002	2003	2003	2004
	(Restated)(1)	(Restated)(1)
	(dollars in thousands)

OTHER DATA:
Cash paid for interest	$33,914	$32,079	$24,946	$16,055	$22,897	$31,788
Net cash and cash equivalents provided by operating activities	7,468	25,832	17,349	20,782	12,251	8,818
Net cash and cash equivalents (used in) investing activities(7)	(34,936)	(7,169)	(12,381)	(4,407)	(6,549)	(14,523)
Net cash and cash equivalents provided by (used in) financing activities	27,263	(19,998)	(4,733)	(14,372)	(5,507)	4,132
Consolidated EBITDA (as defined)(8)						66,627
Pro forma interest expense(9)						22,408
Ratio of Consolidated EBITDA (as defined) to pro forma interest expense						3.0	x
Number of terminals at end of period	148	153	164	157	161	161
Number of trailers operated at end of period	7,737	7,565	8,253	7,884	8,116	8,116
Number of tractors operated at end of period	3,394	3,363	3,473	3,441	3,574	3,574

	As of September 30, 2004
	Actual	As Adjusted(9)
	(in thousands)
BALANCE SHEET DATA:
Working capital(10)	$7,059	$11,559
Total assets	381,855	388,221
Total indebtedness, including current maturities	271,277	278,777

(1)	See Note 1 to the audited financial statements included in the Annual Report.
(2)	Does not include purchased transportation from discontinued operations of $1.4 million in 2001.
(3)	Does not include depreciation and amortization from discontinued operations of $1.7 million in 2001.
(4)	For the years ended December 31, 2001, 2002, and 2003 operating income includes charges of $3.4 million, $4.1 million and $3.0 million, respectively, relating to insurance claims associated with our operations prior to the 1998 acquisition of CLC and restructuring charges.
(5)	Represents transaction fees paid in connection with the exchange offer completed on May 30, 2002 for the year ended December 31, 2002.
(6)	Adoption of FAS Statement 142 resulted in a non-cash impairment loss related to goodwill.
(7)	Consists of capital expenditures less proceeds from asset sales for the periods presented.
(8)	Consolidated EBITDA (as defined) represents net income (loss) before interest expense, foreign currency transaction loss, gain on debt extinguishment, other expense (income), loss from operations of discontinued divisions and disposal of discontinued divisions (net of tax), the cumulative effect of a change in accounting principle, preferred stock and minority dividends, provision for taxes, depreciation and amortization, expenses or losses attributable to our operations prior to the 1998 acquisition of CLC, restructuring charges, PPI write-offs and reserves, PPI professional fees, start-up costs and operating losses related to our orange juice transportation operations, increased environmental remediation expense, adverse developments in insurance cases, juice business losses, gains and losses on the sale of none-core assets, including the sale of our PPI and orange juice businesses and a one-time Sarbanes Oxley compliance expense. Consolidated EBITDA (as defined) is presented herein because it is an important component of the covenant test that will be used in the indenture governing the Notes. QDI presents Consolidated EBITDA (as defined) because it will be used in the indenture for the Notes to determine whether we may incur additional indebtedness. Consolidated EBITDA (as defined) is not a measure of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”). Accordingly, while Consolidated EBITDA (as defined) is an important component of the indenture, Consolidated EBITDA (as defined) should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

The following table presents the calculation of Consolidated EBITDA (as defined) (in thousands):

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2004(a)
CONSOLIDATED EBITDA (AS DEFINED)	2001	2002	2003	2003	2004
	(Restated)(1)	(Restated)(1)
Net income (loss) attributable to common stockholders	(19,509)	(56,017)	(71,642)	(3,773)	(4,149)	(72,018)
Interest expense	40,389	33,970	29,984	22,022	16,125	24,087
Interest expense, transaction fees	—	10,077	700	700	—	—
Interest expense, preferred stock conversion	—	—	59,395	—	—	59,395
Foreign currency transaction loss	—	—	937	937	—	—
Gain on debt extinguishment	—	—	(4,733)	—	—	(4,733)
Other (income) expense	(143)	6	(288)	(200)	268	180
Loss from operations of discontinued divisions, net of tax	359	1,386	—	—	—	—
Loss on disposal of discontinued divisions, net of tax	—	1,527	—	—	—	—
Cumulative effect of change in accounting principle	—	23,985	—	—	—	—
Preferred stock and minority dividends	2,762	6,021	4,540	4,481	—	59
Provision for taxes	1,135	1,443	(99)	360	858	399
Depreciation and amortization	33,410	31,823	28,509	22,744	17,635	23,400
CLC expenses	2,400	2,278	2,250	—	—	2,250
Restructuring charges	1,049	1,804	725	—	—	725
PPI write-offs and reserves(b)	3,327	4,900	11,748	3,561	—	8,187
PPI professional fees	—	—	—	—	4,843	4,843
Increased environmental remediation	—	—	—	—	4,857	4,857
Adverse insurance development charges(c)	—	—	4,030	—	7,036	11,066
Juice business losses	—	—	—	—	2,519	2,519
Loss on sale non-core assets	99	486	—	—	1,069	1,069
One-time Sarbanes Oxley	—	—	—	—	342	342

CONSOLIDATED EBITDA (AS DEFINED)	$65,278	$63,689	$66,056	$50,832	$51,403	$66,627

(a)	The following table presents the calculation of Consolidated EBITDA (as defined) for the twelve months ended September 30, 2004 on a quarterly basis (in thousands):

	Three months ended				Twelve months ended September 30, 2004
CONSOLIDATED EBITDA (AS DEFINED)	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
Net income (loss) attributable to common stockholders	$(67,869)	$962	$(7,862)	$2,751	$(72,018)
Interest expense	7,962	5,218	5,395	5,512	24,087
Interest expense, preferred stock conversion	59,395	—	—	—	59,395
Gain on debt extinguishment	(4,733)	—	—	—	(4,733)
Other (income) expense	(88)	28	126	114	180
Preferred stock and minority dividends	59	—	—	—	59
Provision for taxes	(459)	39	131	688	399
Depreciation and amortization	5,765	6,020	5,874	5,741	23,400
CLC expenses	2,250	—	—	—	2,250
Restructuring charges	725	—	—	—	725
PPI write-offs and reserves	8,187	—	—	—	8,187
PPI professional fees	—	3,242	811	790	4,843
Increased environmental remediation	—	—	4,125	732	4,857
Adverse insurance development charges(c)	4,030	—	7,036	—	11,066
Juice business losses	—	1,200	1,141	178	2,519
Loss on sale non-core assets	—	—	—	1,069	1,069
One-time Sarbanes Oxley	—	—	—	342	342

CONSOLIDATED EBITDA (AS DEFINED)	$15,224	$16,709	$16,777	$17,917	$66,627

(b)	According to our accounting records, the PPI write-offs and reserves for the year ended December 31, 2003 was $13.8 million and for the nine months ended September 30, 2003 was $5.7 million. However, for purposes of the calculation of Consolidated EBITDA (as defined), management has reduced the amount of the adjustment to reflect more accurately the profitability of PPI.

(c)	Adverse insurance development charges represent the following increases to QDI’s insurance reserves: (i) QDI recorded a $4.0 million charge in the fourth quarter of 2003 to reserve for the estimated costs associated with two incidents, which each had significantly higher costs than our historical experience, and to account for a change in industry development factors and (ii) QDI recorded a $7.0 million charge in the second quarter of 2004 to reflect a change in the estimation process used in determining reserves (which accounts for approximately $5.0 million of the charges recorded in the second quarter of 2004), and to further increase the reserve for one of the incidents described in clause (i).

(9)	Reflects adjustment to our historical statement of operations data to give effect to QDI’s initial public offering of shares of its common stock and related transactions, and the proposed offering of the Notes as if they occurred on January 1, 2003 and to the historical balance sheet data to give effect to the proposed offering of the Notes as if it occurred on September 30, 2004.
(10)	Working capital consists of current assets minus current liabilities.

Liquidity & Capital Resources

Management’s Discussion And Analysis of Financial Condition And Results of Operations

Reference herein to “we” or “our” refer to QDI and its consolidated subsidiaries.

Historically, our primary source of liquidity has been cash flow from operations and borrowing availability under our credit agreement. Our revolving credit facility becomes due in November of 2008. We generated $17.3 million, $25.8 million and $7.5 million from operating activities in 2003, 2002 and 2001, respectively. The decrease in cash provided by operating activities in 2003 is primarily attributable to the net change in assets and liabilities, excluding non-cash charges, of $8.9 million compared to the change in assets and liabilities, excluding non-cash charges, of $3.2 million in 2002. The change in 2003 was primarily driven by an increase in accounts receivable due to higher revenue and a reduction in accounts payable and owner-operators payable due to timing of payments. The change in 2002 reflects a significant decrease in accounts receivable resulting from increased collection efforts in the prior year. Net cash provided by operating activities was $12.3 million for the nine months ended September 30, 2004, compared to $20.8 million for the same period in 2003. The decrease was primarily due to the payment of $2.5 million of start-up costs and operating losses related to our former orange juice transportation operations and $4.8 million of PPI professional fees related to the investigation of the irregularities identified at PPI. The remainder of the decrease is explained by an increase in working capital due to higher revenue.

Capital expenditures totaled $8.9 million, $15.3 million and $37.4 million in 2003, 2002 and 2001, respectively. In 2002, capital was used to complete the purchase of our new dispatch system and other computer infrastructure, new tractors and a tank wash facility. In 2003, all capital expenditures were utilized to maintain our current asset level. Net cash used in investing activities in 2003, 2002 and 2001 was $12.4 million, $7.2 million and $34.9 million, respectively. In 2003, we paid $6.1 million to purchase a line of business of one of our competitors. In 2002, we recognized proceeds of approximately $4.3 million in connection with our disposal of the petroleum and mining trucking divisions of Levy. Cash used in investing activities totaled $6.5 million for the nine month period ended September 30, 2004, compared to $4.4 million used for the comparable 2003 period. This increase of $2.1 million is mainly the result of an increase in capital expenditures of $2.1 million in 2004 versus 2003 and the purchase of a tankwash facility in 2004 for $0.7 million. These increases were offset by an increase of $0.8 million in proceeds from asset dispositions.

Net cash (used in) or provided by financing activities was ($4.7 million), ($20.0 million) and $27.3 million in 2003, 2002 and 2001, respectively. In 2003, we used the proceeds from QDI’s IPO, the offering of our notes and QDI’s credit agreement to pay substantially all of our and QDI’s then existing credit agreement and long-term debt (discussed below). Additionally, we made periodic payments on our and QDI’s revolver and term loan prior to the IPO. The use of cash in 2002 is a result of paying down our revolving debt and from transaction fees associated with the Exchange Offer. Cash used in financing activities increased from a net use of $14.4 million during the nine months ended September 30, 2003 to a net use of $5.5 million for the same period in 2004. During 2004, we made a net paydown of debt of $8.2 million versus a net paydown in 2003 of $15.6 million. Of that paydown, $5.0 million represents payment on an overdraft line of credit, which was re-borrowed in the fourth quarter of 2004. Additionally, our bank overdraft increased $3.1 million in 2004 versus $5.4 million in 2003.

On November 13, 2003, QDI consummated an initial public offering of 7,875,000 shares of its common stock at $17.00 per share. On this date, QDI sold an additional 25,000 shares of common stock to an existing shareholder for $11.63 per share as a result of the exercise of his preemptive rights in connection with the preferred stock conversion. The registered shares represent approximately 40% of QDI’s outstanding shares with the remaining shares being owned by affiliates of Apollo, management and former members of management.

We along with QD LLC concurrently consummated (a) the private offering of $125 million aggregate principal amount of guaranteed 9% Senior Subordinated Notes due 2010 and (b) the entry into a new guaranteed and secured credit facility consisting of a $140 million delayed draw term loan facility, maturing in November 2009, a $75 million revolving credit facility, maturing in November 2008, and a $20 million pre-funded letter of credit facility, maturing in November 2009. The interest rates under the revolving credit facility are based, at our option, on either the administrative agent’s base rate plus 2.5% or upon the Eurodollar rate plus 3.5%, in each case subject to a reduction in the applicable margins for the revolving credit facility only if we reduce our total consolidated leverage ratio below a certain level. The interest rates under the term loan are based, at our option, on either the administrative agent’s base rate plus 2% or upon the Eurodollar rate plus 3.0%, in each case subject to reductions in the applicable margins for the term loan only if we reduce our total consolidated leverage ratio below certain levels. The net proceeds of $376.8 million, after deducting $22.4 million underwriting discounts, commissions and related expenses, were used to pay all existing long-term debt and outstanding credit facility balances, except for $7.5 million of Series B floating interest rate subordinated securities due 2006 (the “FIRSTS”) and our outstanding capital leases.

Our primary cash needs consist of capital expenditures and debt service under our credit agreement, the 9% Notes and the FIRSTS. We incur capital expenditures for the purpose of replacing older tractors and trailers, purchasing new tractors and trailers, and maintaining and improving infrastructure. The following is a schedule of our long-term contractual commitments, including the current portion of our long-term indebtedness at September 30, 2004, over the periods we expect them to be paid (dollars in thousands):

	Balance at September 30, 2004	Remainder 2004	1-3 Years	3-5 Years	Greater than 5 Years
Operating leases	$—	$1,200	$11,176	$1,283	$533
Unconditional purchase commitment	—	—	1,800	—	—
Total indebtedness, including capital lease obligations	271,277	527	11,700	134,050	125,000

Total	$271,277	$1,727	$24,676	$135,333	$125,533

Following the offering of the Notes, our primary cash needs will consist of capital expenditures and debt service under the credit agreement, the 9% Notes and the Notes. The following is a schedule of our long-term contractual commitments, including current portion of our long-term indebtedness at September 30, 2004, as adjusted to give effect to the offering of the Notes and the application of the net proceeds thereof, over the periods we expect them to be paid (dollars in thousands):

	Balance at September 30, 2004	Remainder 2004	1–3 Years	3–5 Years	Greater Than 5 Years
Operating leases	$—	$1,200	$11,176	$1,283	$533
Unconditional purchase commitment	—	—	1,800	—	—
Total indebtedness, including capital lease obligations	278,777	527	2,073	66,177	210,000

Total	$278,777	$1,727	$15,049	$67,460	$210,533

Additionally, as of September 30, 2004, we had $27.0 million of environmental liabilities, $10.0 million of pension plan obligations and $35.8 million of insurance claim obligations that we expect to pay out during the next five to seven years. We also had $37.3 million in letters of credit outstanding. Environmental payments are dependent upon external factors, including government approval of remediation plans and government testing of work performed, which are necessary to proceed with further remediation. Pension plan payments are determined annually for the next fiscal year as the estimates of the discount rate and expected return on plan assets is subject to change (and has historically changed) on an annual basis. Insurance claim payments are dependent on external factors including the progression of a claim through the legal system. Most of our letters of credit are issued to our insurance company in support of payment of outstanding claims.

During April 2004, new legislation, the Pension Funding Equity Act, was enacted allowing companies to use higher-yield corporate bond rates instead of Treasury bonds to calculate their pensions’ projected assets. Utilizing the new formula, we reduced our estimate of expected contributions to $4.2 million during fiscal 2004. We have contributed $3.3 million as of September 30, 2004, and expect to pay $0.9 million during the fourth quarter of 2004.

The following is a schedule of our indebtedness, including our capital lease obligations at September 30, 2004, over the periods we are required to pay such indebtedness (dollars in thousands):

	Term	Revolver	9% Notes	FIRSTS	Capital Lease Obligations	Overdraft Line of Credit	Total
2004	$350	$—	$—	$—	$109	$68	$527
2005	1,400	—	—	—	—	—	1,400
2006	1,400	—	—	7,500	—	—	8,900
2007	1,400	—	—	—	—	—	1,400
Thereafter	134,050	—	125,000	—	—	—	259,050

	$138,600	$—	$125,000	$7,500	$109	$68	$271,277

The following is a schedule of our indebtedness, including our capital lease obligations at September 30, 2004, as adjusted to give effect to the offering of the Notes and the application of the net proceeds thereof over the periods we are required to pay such indebtedness (dollars in thousands):

	Term	Revolver	Notes Offered Hereby	9% Notes	Capital Lease Obligations	Overdraft Line of Credit	Total
2004	$350	$—	$—	$—	$109	$68	$527
2005	691	—	—	—	—	—	691
2006	691	—	—	—	—	—	691
2007	691	—	—	—	—	—	691
Thereafter	66,177	—	85,000	125,000	—	—	276,177

	$68,600	$—	$85,000	$125,000	$109	$68	$278,777

We have the ability to incur additional debt, subject to limitations imposed by the credit facility and the indentures governing the Notes and the 9% Notes. Under the indenture governing the Notes, in addition to specified permitted indebtedness we will be able to incur additional indebtedness so long as on a pro forma basis our consolidated fixed charge coverage ratio (the ratio of Consolidated EBITDA (as defined in the indenture for the notes) to consolidated fixed charges) is 2.0 to 1.0 or greater. For the twelve month period ended September 30, 2004, we believe that QD LLC’s consolidated fixed charge coverage ratio (as defined in the indenture for the notes) was greater than 2.0 to 1.0 and that QD LLC could therefore incur additional debt under the indenture governing the notes.

The credit facility includes financial covenants, which require certain ratios to be maintained. These ratios include the interest coverage ratio, which is the ratio of Consolidated EBITDA (as defined in the credit agreement) to consolidated interest expense, and the consolidated total leverage ratio, which is the ratio of consolidated total debt to Consolidated EBITDA (as defined in the credit agreement). As of September 30, 2004, we were in compliance with the financial covenants in the credit agreement. Upon application of the proceeds of the offering of the Notes, all existing financial covenants in the credit agreement will be eliminated, except for the maximum permitted capital expenditure covenant, and the addition of a new consolidated senior secured debt to consolidated EBITDA financial covenant. However, continued compliance with the requirements under the credit facility, as amended, could be effected by changes relating to economic factors, market uncertainties, or other events as described in the Annual Report under “Forward Looking Statements and Certain Limitations.” Although there can be no assurance, we currently believe that we will be in compliance with the financial covenants in the credit facility, as amended for the next twelve months.

We believe that based on current levels of operations and anticipated growth, our cash flow from operations, together with available sources of liquidity, including borrowings under the revolving credit facility, will be sufficient to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including obligations under our credit agreement and satisfy other long-term contractual projection commitments for the next twelve months.

However, for periods extending beyond twelve months, if our operating cash flow and borrowings under the revolving credit facility are not sufficient to satisfy our capital expenditures, debt service and other long-term contractual commitments, we will be required to seek alternative plans. These alternatives would likely include another restructuring or refinancing of our long-term debt, the sale of a portion or all of our assets or operations or the sale of additional debt or equity securities. If these alternatives are not available in a timely manner or on satisfactory terms, or are not permitted under our existing agreements, we may default on some or all of our obligations. If we default on our obligations, including our financial covenants required to be maintained under the credit facility, and the debt under the indentures for the 9% Notes or the Notes were to be accelerated, our assets may not be sufficient to repay in full all of our indebtedness, and we may be forced into bankruptcy.

We have historically sought to acquire smaller local operators as part of our program of strategic growth. We continue to evaluate potential accretive acquisitions in order to capitalize on the consolidation occurring in the industry and expect to fund such acquisitions from available sources of liquidity, including borrowings under the revolving credit facility.

While uncertainties relating to environmental, insurance, labor and other regulatory matters exist within the trucking industry, management is not aware of any trends or events other than the pending lawsuits likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

QDI is a holding company with no significant assets other than ownership of 100% of our membership units. As such, QDI depends upon our cash flows to service its debt. Our ability to make distributions to QDI is restricted by the covenants contained in the credit facility and the indentures governing the 9% Notes and the Notes. However, Apollo Management, L.P. and its affiliates, QDI’s direct controlling stockholder and our indirect controlling stockholder, may have an interest in pursuing reorganizations, restructurings or other transactions involving us that, in their judgment, could enhance their equity investment even though those transactions might involve increasing our leverage or impairing our creditworthiness. While the restrictions in the indentures governing the 9% Notes and the Notes cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture governing the Notes may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Although QDI has no current intention to engage in these types of transactions, there can be no assurance it will not do so in the future if permitted under the terms of the credit facility and the indenture governing the Notes.

Proposed Amendment to Credit Facility

The proposed amendment of the credit agreement referenced above will, among other things, permit the issuance of the Notes and the application of the proceeds therefrom. In addition, upon completion of the proposed offering of the Notes, the amendment will eliminate the consolidated interest coverage covenant and the consolidated total leverage covenant, and replace them with the following consolidated senior secured leverage covenant.

After giving effect to the application of the proceeds for the offering of the Notes, beginning with the quarter ending March 31, 2005, we must not exceed a maximum senior secured debt to consolidated EBITDA ratio for the prior four quarters at the end of each calendar quarter beginning with the quarter ending March 31, 2005 of 2.25 to 1.0 until the quarter ending December 31, 2006 and each quarter thereafter, when the required ratio shall be 2.0 to 1.0.

Item 8.01.	Other Events.

On January 18, 2005, the Company announced that it has signed Memoranda of Understanding to settle two shareholder class action lawsuits and a shareholder derivative demand stemming from the Company’s February 2, 2004 disclosure of irregularities Power Purchasing, Inc. (“PPI”), a non-core subsidiary. In addition, on January 18, 2005 the Company announced the settlement of three lawsuits arising out of its orange juice business, which terminated in 2004.

These events are the subject of the press release issued by the Company on January 18, 2005, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Document
99.1	Press Release dated January 19, 2005.
99.2	Press Release dated January 18, 2005.

* * * * *

This Current Report on Form 8-K contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the Company’s ability to attract and retain qualified drivers, and, with respect to PPI, the non-approval of the settlement by the federal court and/or state court, the insurance carrier’s failure to pay the agreed amount and the settlement’s termination before execution of a binding settlement agreement. In addition, difficulties or delays in consummating the offering of the Notes, the proceeds of which will be used to repay indebtedness, including indebtedness under the credit agreement, could cause the Company’s results to differ materially from current expectations. Readers are urged to carefully review and consider the various disclosures made by the Company in the risk factors disclosed in the Company’s Form 10-K for the year ended December 31, 2003 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC. (Registrant)

Dated: January 19, 2005	By:	/s/ Timothy B. Page
		Name:	Timothy B. Page
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release dated January 19, 2005.
99.2	Press Release dated January 18, 2005.